Exhibit 10.19

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [•], between XPO Logistics, Inc., a Delaware corporation (the “Company”), and [•].

This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of a target award of [•] performance-based restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2011 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.001 par value (“Share”), or cash, as set forth in Section 3 this Award Agreement.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern. Except as explicitly set forth in this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Subsidiaries (an “Employment Agreement”), the terms of your Employment Agreement will govern. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any conflict between the terms of Section 6(e) of the Plan, on the one hand, and this Award Agreement or your Employment Agreement, on the other hand, the terms of Section 6(e) of the Plan shall govern except with respect to vesting of RSUs upon a termination of your employment due to death or Disability, by the Company without Cause or by you for Good Reason, which, in each case, shall be governed by the terms of your Employment Agreement.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” has the meaning set forth in your Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Determination Date” means the date as soon as reasonably practicable following the completion of the applicable Performance Evaluation Period, but in no event later than March 15 of the calendar year following the completion of the applicable Performance Evaluation Period, as determined by the Committee, on which the Committee determines whether the Performance Goal has been achieved.

“Disability” has the meaning set forth in your Employment Agreement.

“Good Reason” has the meaning set forth in your Employment Agreement

“Performance Evaluation Period” has the meaning set forth on Exhibit A attached hereto.

“Performance Goal” means the goal set forth on Exhibit A attached hereto, the achievement of which determines whether the RSUs subject to this Award Agreement shall be earned.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Settlement Date” means the date as soon as reasonably practicable following the Vesting Date, but in no event later than March 15 of the calendar year following the later of the applicable Vesting Date and the year in which the applicable Performance Goal is satisfied, on which the Company delivers to you Shares or cash in settlement of the RSUs subject to this Award Agreement.

“Vesting Date” means the date on which the service requirement ends with respect to a tranche of RSUs.

SECTION 3. Vesting and Settlement. (a) Performance-Based Vesting. (i) On each Vesting Date, you shall have the opportunity to vest in the RSUs subject to this Award Agreement as set forth below.

Scheduled Vesting Date	Approximate Percentage Eligible to Vest on Such Date	Number of RSUs Eligible to Vest on Such Date
September 2, 2012	20%	[•]
September 2, 2013	20%	[•]
September 2, 2014	20%	[•]
September 2, 2015	20%	[•]
September 2, 2016	20%	[•]

On each Determination Date, the Committee shall determine whether the Performance Goal has been attained for the applicable Performance Evaluation Period and shall provide notice to you of such determination as soon as reasonably practicable following such determination in accordance with Section 11 of this Award Agreement. Except as otherwise determined by the Committee in its sole discretion, which shall be subject to Section 6(e) of the Plan, or provided in your Employment Agreement or in Section 3 of this Award Agreement, the delivery of Shares or cash with respect to the RSUs is contingent on the attainment of the Performance Goal. Accordingly, unless otherwise determined by the Committee in its sole discretion or provided in your Employment Agreement or in Section 3 of this Award Agreement, you will not become entitled to payment with respect to the RSUs subject to this Award Agreement unless the Committee determines that the Performance Goal has been attained. Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, you shall have the right to payment in the form of Shares, cash or a combination thereof equal to that percentage of the RSUs as corresponds to the applicable Vesting Date. Furthermore, pursuant to Section 4 of this Award Agreement and except as otherwise determined by the Committee in its sole discretion or provided in your Employment Agreement or in Section 3 of this Award Agreement, in order to be entitled to payment with respect to a tranche of RSUs, you must be employed by the Company or one of its Subsidiaries on the applicable Vesting Date.

(ii) In the event that your employment with the Company is terminated prior to the last Vesting Date under any of the circumstances described in your Employment Agreement, your entitlement to receive Shares or cash pursuant to this Award shall be governed by the relevant section of your Employment Agreement. If you remain employed until the applicable Vesting Date, in the event that the Performance Goal has not been achieved prior to such Vesting Date but is achieved following such Vesting Date, the RSUs that would otherwise have vested on such Vesting Date will vest and be settled as promptly as practicable after the applicable Determination Date but in no event later than March 15 of the year following the year in which the applicable Performance Goal is satisfied.

(b) Settlement of RSU Award. Except as set forth in your Employment Agreement and subject to Sections 3(a), 3(c) and 7 of this Award Agreement, on each Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the relevant Settlement Date of one Share, in each case, for each RSU that has vested in accordance with the terms of this Award Agreement; provided that, the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.

(c) Change of Control. In the event of a Change of Control, all outstanding RSUs shall accelerate vesting as of immediately prior to such Change of Control. In addition, all outstanding RSUs shall accelerate vesting in accordance with the terms of Section 3(d) of your Employment Agreement in the event your employment is terminated without Cause prior to a Change of Control and such termination of employment is in anticipation of the Change of Control and such Change of Control actually occurs not later than six months following the date on which such termination occurs. Except as otherwise set forth in your Employment Agreement, all outstanding RSUs that accelerate pursuant to this Section 3(c) shall be settled not later than the tenth (10th) day following the date of such Change of Control.

SECTION 4. Forfeiture of RSUs. Notwithstanding the foregoing, unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or in Section 3 of this Award Agreement, if the Vesting Date with respect to any RSUs awarded to you pursuant to this Award Agreement has not occurred prior to the earliest to occur of (a) the date on which your employment with the Company or any of its Subsidiaries terminates, (b) the date on which you breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your Employment Agreement) to which you are subject and (c) the date on which you engage in fraud or wilful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to such RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto. Furthermore, except as otherwise provided in your Employment Agreement, in the event that the Company terminates your employment for Cause or you engage in conduct described in clause (b) or (c), the Company, at any time up to six months after such termination or learning of such conduct, as applicable, may terminate or cancel the RSUs, including any vested amounts thereof, and require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that, in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares or cash pursuant to Section 3(b) or 3(c) of this Award Agreement, as the case may be, is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. 429 Post Road Buchanan, MI 49107 Attention: General Counsel

with copies to:	Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Attention: Jennifer S. Conway, Esq. Facsimile: (212) 474-3700

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15. Section 409A. (a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first business day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.,

by
	Name:	Gordon E. Devens
	Title:	Senior Vice President, General Counsel

[EMPLOYEE],

Performance Goal

•

The Performance Goal shall be achieved when the Company’s Revenue (as defined below) is greater than the Company’s combined revenue from the first and second quarters for fiscal year 2011 ($85.6 million), as reported in the Company’s consolidated financial statements for such quarters.

•	“Performance Evaluation Period” shall mean any two consecutive fiscal quarters in fiscal year 2012.

•	“Revenue” shall mean the Company’s combined revenue for a Performance Evaluation Period as reported in the Company’s consolidated financial statements for such quarters.

•	If the Performance Goal is not achieved during the first Performance Evaluation Period, this Award shall not be earned and shall be carried over to the following Performance Evaluation Period.

•

For example, if the Performance Goal is not achieved during the first two quarters of fiscal year 2012 but is achieved in a subsequent Performance Evaluation Period, then the RSUs originally scheduled to vest on September 2, 2012 will vest as soon as reasonably practicable following the completion of the applicable Performance Evaluation Period and in no event later than March 15, 2013.

•	This Award shall be considered earned when the Performance Goal is achieved but shall remain subject to vesting through September 2, 2016 in accordance with Section 3(a) of this Award Agreement.

•	If the Performance Goal is not achieved during any Performance Evaluation Period, this Award shall be forfeited upon the final Determination Date.

10